UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (date of earliest event reported):  December 8, 2006

Commission File No. 001-10403

TEPPCO Partners, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	76-0291058
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification Number)

1100 Louisiana Street, Suite 1300
Houston, Texas 77002

(Address of principal executive offices, including zip code)

(713) 381-3636

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                       Entry into a Material Definitive Agreement.

Item 3.02                       Unregistered Sales of Equity Securities.

Item 3.03                       Material Modification to Rights of Security Holders.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 8.01                       Other Events.

Special Unitholder Meeting

At a special meeting held on December 8, 2006 (the “Special Meeting”), the unitholders of TEPPCO Partners, L.P. (the “Partnership”) approved seven proposals provided for in the Partnership’s definitive proxy statement dated September 5, 2006 (as supplemented, the “Proxy Statement”) and filed with the Securities and Exchange Commission.  By approving the proposals the unitholders effected or adopted:

•                  the amendment and restatement of the Partnership’s partnership agreement (four proposals) (the “Amendment Proposals”);

•                  the issuance by the Partnership of approximately 14.1 million units representing limited partner interests in the Partnership to Texas Eastern Products Pipeline Company, LLC, the Partnership’s general partner (the “General Partner”) as consideration for changes effected by one of the Amendment Proposals (the “Issuance Proposal”);

•                  the terms of the EPCO, Inc. 2006 TPP Long-Term Incentive Plan; and

•                  the terms of the EPCO, Inc. TPP Employee Unit Purchase Plan.

The Amendment Proposals and the Issuance Proposal were conditioned upon one another, such that all were required to pass in order for any of them to pass.

Amendment and Restatement of Partnership Agreement

The approval by the unitholders of the Amendment Proposals (together with the Issuance Proposal) effectuated on December 8, 2006, the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership (the “New Partnership Agreement”), which amends and restates the Third Amended and Restated Agreement of Limited Partnership of the Partnership in effect prior to the Special Meeting (the “Previous Partnership Agreement”).  The New Partnership Agreement contains the following amendments to the Previous Partnership Agreement, among others:

•                  changes to certain provisions that relate to distributions and capital contributions, including the reduction in the General Partner’s maximum percentage interest in the Partnership’s quarterly distributions from 50% to 25% (the “IDR Reduction Amendment”), elimination of the General Partner’s requirement to make capital contributions to the Partnership to maintain a 2% capital account, and adjustment of the Partnership’s minimum quarterly distribution and target distribution levels for entity-level taxes;

•                  changes to various voting percentage requirements, in most cases from 66 2/3% of outstanding units to a majority of outstanding units;

•                  changes to supplement and revise certain provisions that relate to conflicts of interest and fiduciary duties; and

•                  changes to provide for certain registration rights of the General Partner, for the maintenance of the separateness of the Partnership from any other person or entity and other miscellaneous matters.

The following table and the summary below describe the principal provisions of the Previous Partnership Agreement that required approval of 66 2/3% of the Partnership’s outstanding units, as well as the percentage vote required under the New Partnership Agreement.  As used in the table below, “Unit Majority” means a majority of the outstanding units of the Partnership.

Provision Requiring Unitholder Approval	Minimum Vote Required Under Prevoius Partnership Agreement	Minimum Vote Required Under New Partnership Agreement

Amendment of the partnership agreement that would result in delisting or suspension of trading of any class of units on any national securities exchange	66 2/3% of the outstanding units	Majority of the outstanding units of the class

Partnership may be converted into and reconstituted as a trust or any other type of legal entity	66 2/3% of the outstanding units	Unit Majority

Action by the General Partner, or refusal to take any reasonable action, the effect of which, if taken or not taken, as the case may be, would be to cause the Partnership or any of its principal operating partnerships to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes

	66 2/3% of the outstanding units	Unit Majority

Transfer of the General Partner’s partnership interest	66 2/3% of the outstanding units	Majority of the outstanding units, excluding units held by the General Partner and its affiliates

Removal of the General Partner	66 2/3% of the outstanding units	66 2/3% of the outstanding units

Election of a successor General Partner	66 2/3% of the outstanding units	Unit Majority

Continuation of the business following an event of withdrawal of the General Partner	66 2/3% of the outstanding units	Unit Majority

Approval of the General Partner’s election to dissolve the Partnership	66 2/3% of the outstanding units	66 2/3% of the outstanding units

Selection and removal of a liquidator upon dissolution	66 2/3% of the outstanding units	Unit Majority

Amendment of the Partnership agreement in most circumstances where unitholder approval is required	66 2/3% of the outstanding units	Unit Majority

Amendment to the partnership agreement that would have a material adverse effect on the holders of any class of outstanding limited partner units	66 2/3% of the outstanding units of such class	66 2/3% of the outstanding units of such class

Approval of a merger or consolidation	66 2/3% of the outstanding units	Unit Majority

Under the New Partnership Agreement, the percentage of holders of outstanding units necessary to constitute a quorum was reduced from 66 2/3% in the Previous Partnership Agreement to a majority of the outstanding units. In addition, the New Partnership Agreement removes a provision in the Previous Partnership Agreement that required the approval of 66 2/3% of the Partnership’s outstanding units in order for the General Partner, acting on the Partnership’s behalf, (a) to amend the partnership agreement of any of the Partnership’s principal operating partnerships or take any action as a limited partner of a principal operating partnership that would adversely affect the Partnership as a limited partner of such partnerships or (b) to elect a successor general partner of such operating partnerships in specified instances.

The foregoing summary does not purport to be a complete summary of the New Partnership Agreement or of the changes to the Previous Partnership Agreement effected thereby, and is qualified by reference to the previously reported information contained in the Proxy Statement and the New Partnership Agreement, a copy of which is filed as Exhibit 3 hereto and incorporated into this report by this reference.

Issuance of Unregistered Units to the General Partner

By approval of the Amendment Proposals and the Issuance Proposal, and upon effectiveness of the New Partnership Agreement, an agreement was effectuated whereby the Partnership issued 14,091,275 units representing limited partner interests in the Partnership on December 8, 2006 to the General Partner as consideration for the IDR Reduction Amendment.  The units were issued to the General Partner in a transaction not involving a public offering and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.  The number of units issued to the General Partner was based upon a predetermined formula that, based on the distribution rate and the number of units outstanding at the time of the issuance, would result in the General Partner receiving cash distributions from the newly-issued units and from its reduced maximum percentage interest in the Partnership’s quarterly distributions approximately equal to the cash distributions the General Partner would have received from its maximum percentage interest in the Partnerhip’s quarterly distributions without the IDR Reduction Amendment.  Effective as of December 8, 2006, the General Partner distributed the newly issued units to its members.

For additional information regarding the issuance and its effects, please refer to the previously reported discussion regarding the Issuance Proposal and the IDR Reduction Amendment contained in the Proxy Statement.  The foregoing summary is qualified by reference to that discussion.

Adoption of Long-Term Incentive Plan

At the Special Meeting, the unitholders of the Partnership approved the EPCO, Inc. 2006 TPP Long-Term Incentive Plan (the “Incentive Plan”), which provides for awards of Partnership units and other rights to the Partnership’s non-employee directors and to employees of EPCO, Inc. (“EPCO”) and its affiliates providing services to the Partnership.  Awards under the Incentive Plan may be granted in the form of restricted units, phantom units, unit options, unit appreciation rights and distribution equivalent rights.  The Incentive Plan will be administered by the Audit and Conflicts Committee of the board of directors of the General Partner.  Subject to adjustment as provided in the Incentive Plan, awards with respect to up to an aggregate of 5,000,000 units may be granted under the plan.

The exercise price of unit options or unit appreciation rights awarded to participants will be determined by the Audit and Conflicts Committee (at its discretion) at the date of grant and may be no less than the fair market value of the option award as of the date of grant.  The Incentive Plan may be amended or terminated at any time by the board of directors of EPCO, which is the indirect parent company of the General Partner, or the Audit and Conflicts Committee; however, any material amendment, such as a material increase in the number of units available under the plan or a change in the types of awards available under the plan, would require the approval of the unitholders of the Partnership.  The Audit and Conflicts Committee is also authorized to make adjustments in the terms and conditions of, and the criteria included in awards under the plan in specified circumstances. The Incentive Plan is effective until December 8, 2016 or, if earlier, the time which all available units under the Incentive Plan have been delivered to participants or the time of termination of the plan by EPCO or the Audit and Conflicts Committee.

The summary of the Incentive Plan in this report does not purport to be complete and is qualified by reference to the previously reported information regarding the Incentive Plan and the form thereof contained in the Proxy Statement.

Adoption of Unit Purchase Plan

At the Special Meeting, the unitholders of the Partnership approved the EPCO, Inc. TPP Employee Unit Purchase Plan (the “Unit Purchase Plan”), which provides for discounted purchases of Partnership units by employees of EPCO and its affiliates.  Generally, any employee who (1) has been employed by EPCO or any of its designated affiliates for three consecutive months, (2) is a regular, active and full time employee and (3) is scheduled to work at least 30 hours per week is eligible to participate in the Unit Purchase Plan, provided that employees covered by collective bargaining agreements (unless otherwise specified therein) and 5% owners of the Partnership, EPCO or any affiliate are not eligible to participate.

A maximum of 1,000,000 units may be delivered under the Unit Purchase Plan (subject to adjustment as provided in the plan).  Units to be delivered under the plan may be acquired by the custodian of the plan in the open market or directly from the Partnership, EPCO, any of EPCO’s affiliates or any other person; however, it is generally intended that units are to be acquired from the Partnership.  Eligible employees may elect to have a designated whole percentage (ranging from 1% to 10%) of their eligible compensation for each pay period withheld for the purchase of units under the plan.  EPCO and its affilated employers will periodically remit to the custodian the withheld amounts, together with an additional amount by which EPCO will bear approximately 10% of the cost of the units for the benefit of the participants.  The Partnership will reimburse EPCO for all such costs allocated to employees who work in the Partnership’s business.

The plan will be administserd by a committee appointed by the Chairman or Vice Chairman of EPCO.  The Unit Purchase Plan may be amended or terminated at any time by the board of directors of EPCO, or the Chairman of the Board or Vice Chairman of the Board of EPCO; however, any material amendment, such as a material increase in the number of units available under the plan or an increase in the employee discount amount, would also require the approval of the unitholders of t he Partnership.  The Unit Purchase Plan is effective until December 8, 2016, or, if earlier, at the time that all available units under the plan have been purchased on behalf of the participants or the time of termination of the plan by EPCO or the Chairman or Vice Chairman of EPCO.

The summary of the Unit Purchase Plan in this report does not purport to be complete and is qualified by reference to the previously reported information regarding the Unit Purchase Plan and the form thereof contained in the Proxy Statement

Item 9.01.  Financial Statements and Exhibits.

(d)         Exhibits:

Exhibit
Number	Description
3	Fourth Amended and Restated Agreement of Limited Partnership of TEPPCO Partners, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO Partners, L.P.
(Registrant)

By: Texas Eastern Products Pipeline Company, LLC
General Partner

Date: December 13, 2006	/s/ William G. Manias
William G. Manias
Vice President and Chief Financial Officer